Exhibit 1.01

Conflict Minerals Report

Maxeon Solar Technologies, Ltd. has included this Conflict Minerals Report as an exhibit to its Form SD for 2023 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May [ ], 2024.

Unless the context indicates otherwise, the term “Maxeon” refers to Maxeon Solar Technologies, Ltd. and its consolidated subsidiaries, and “Service Provider” refers to the third party retained by Maxeon to assist with supplier outreach and data validation of the responses received from suppliers. Some of the compliance activities described in this Conflict Minerals Report were performed by the Service Provider on behalf of and/or in coordination with Maxeon. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

This Conflict Minerals Report can be found on the Maxeon website at: https://www.maxeon.com/financials-filings/sec-filings.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In particular, statements contained in this document that are not historical facts, including, but not limited to, statements concerning the additional steps that Maxeon intends to take to mitigate the risk that its necessary 3TG benefit armed groups, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by Maxeon’s direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners (“SORs”) and other market participants responsibly source 3TG and (3) political, regulatory and economic developments, whether in the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”), the United States or elsewhere. Maxeon cautions readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Maxeon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Overview; Maxeon’s Products and Applicability of the Conflict Minerals Rule

Maxeon is one of the world’s leading global manufacturers and marketers of premium solar power technology. We have developed and maintained this leadership position through decades of technological innovation and investment, in addition to the development of sales and distribution channels across six continents. Maxeon’s products include solar cells and panels, which we manufacture. Many of the products that Maxeon manufactures contain certain 3TG necessary to the functionality or production of such products. However, 3TG content continues to represent a small portion of the materials content of Maxeon’s in-scope products.

For a further discussion of Maxeon’s products, see its Annual Report on Form 20-F for the fiscal year ended December 31, 2023. The information contained in the Form 20-F is not incorporated by reference into this Conflict Minerals Report or Maxeon’s Form SD for 2023 and should not be considered part of this Conflict Minerals Report or the Form SD.

Maxeon is multiple levels removed from the mining of minerals (3TG or otherwise). Maxeon does not make purchases of raw ore or refined 3TG minerals directly from SORs and makes no purchases in the Covered Countries. However, through the efforts described in this Conflict Minerals Report, Maxeon seeks to ensure its suppliers are sourcing responsibly.

Maxeon does not seek to embargo responsible sourcing of 3TG from the Covered Countries or other conflict-affected and high-risk regions and encourages its suppliers to continue to source 3TG responsibly from these regions.

Reasonable Country of Origin Inquiry

To complete the “reasonable country of origin inquiry” (the “RCOI”) required by the Conflict Minerals Rule, Maxeon and its Service Provider engaged with suppliers to collect information about the presence and source of 3TG used in components, parts supplied to Maxeon. For its RCOI, to the extent applicable, Maxeon utilized the same processes and procedures as for its due diligence, in particular Steps 1 and 2 of the OECD Guidance (as defined below), which are discussed later in this Conflict Minerals Report. For 2023, Maxeon surveyed 40 suppliers as part of its RCOI.

The results of Maxeon’s RCOI are discussed under “Findings Concerning Smelters and Refiners and Country of Origin Information.”

Due Diligence Measures

Design Framework

Maxeon utilizes due diligence measures for 3TG that are intended to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”). The OECD Guidance established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Application of the framework constitutes a part of the program that Maxeon has put in place to help ensure that the 3TG contained in its products are responsibly sourced.

Diligence Program

In furtherance of Maxeon’s 3TG due diligence, it performed the due diligence measures discussed below for 2023.

Compliance Team

In support of its compliance efforts, Maxeon has a compliance team that is charged with overseeing, implementing and providing feedback on its 3TG compliance strategy. The team consists of staff from Maxeon’s operations groups, under executive leadership. The members of the team and selected other internal personnel are familiar with the Conflict Minerals Rule, the OECD Guidance, Maxeon’s compliance plan, and the procedures for reviewing and validating supplier responses to Maxeon’s inquiries. Maxeon also utilized the Service Provider and specialist outside counsel to assist with and/or to advise it on certain aspects of its compliance.

Conflict Minerals Policy; Training Resources; Grievance Mechanism

Maxeon maintains a Conflict Minerals Policy. Under the Conflict Minerals Policy, Maxeon suppliers are required to acknowledge Maxeon’s Supplier Sustainability Guidelines, which incorporates the Conflict Minerals Policy. Under the Conflict Minerals Policy, Maxeon reserves the right to request additional documentation from its suppliers regarding the source of any 3TG included in their products. In addition, Maxeon reserves the right to ask suppliers to maintain traceability data for a minimum of five years. The Conflict Minerals Policy indicates that Maxeon will evaluate its relationships with its suppliers on an ongoing basis to ensure continued compliance with the Conflict Minerals Policy.

The Conflict Minerals Policy is communicated internally to Maxeon’s supply chain employees and to suppliers. In addition, the Conflict Minerals Policy is posted on Maxeon’s website at https://corp.maxeon.com/static-files/7189df75-ef32-4397-bda9-06e6a11d50fe.

In an effort to increase supplier awareness about Conflict Minerals and related regulatory requirements, to provide answers to frequently asked questions concerning 3TG mineral tracing, and ultimately to improve the accuracy and completeness of supplier responses, suppliers that were part of Maxeon’s outreach received access to the Service Provider’s online resources.

Maxeon has a grievance mechanism for reporting violations of its Conflict Minerals Policy. The grievance mechanism is available through the Conflict Minerals Policy. Violations may be reported by contacting Maxeon’s Compliance and Ethics Helpline at https://maxeon.ethicspoint.com.

Data Collection; Records Storage and Retention

For 2023, Maxeon carried out due diligence on relevant components and parts in the products it manufactured. Maxeon’s outreach included 40 suppliers (the “Suppliers”) that provided components or parts determined by Maxeon to contain or potentially contain necessary 3TG, and which were incorporated into products manufactured by Maxeon.

Maxeon sent the Suppliers a request to submit a Conflict Minerals Reporting Template, which is the widely-used data collection form developed by the Responsible Minerals Initiative (the “RMI” and the “CMRT”), to gather information on the use of 3TG by the Suppliers, the source of the 3TG and the Suppliers’ related compliance procedures. Maxeon gave the Suppliers the ability to provide information at a level at which they could most readily assemble the information (i.e., company, product, or user-defined), but required the Suppliers to declare the level of information provided. Following the initial introductions to the program and information request, reminder emails were sent to each non-responsive Supplier requesting survey completion. This outreach was managed by the Service Provider on Maxeon’s behalf. Additional outreach also was conducted by Maxeon’s staff on an as-needed basis to further emphasize the importance of suppliers completing the CMRT.

The Service Provider reviewed CMRT responses received from the Suppliers for plausibility, consistency and gaps. If any “quality control” flags were raised, Suppliers were contacted to clarify the concern. If the SOR was not identified as Conformant (as later defined) or the equivalent by the RMI, the London Bullion Market Association (the “LBMA”) or the Responsible Jewellery Council (the “RJC”), the Service Provider attempted to contact the SOR to gain more information about its sourcing practices, including countries of origin and transfer, and due diligence procedures. In addition, for SORs that are not Conformant, the Service Provider searched public information to attempt to determine the SOR’s sourcing practices.

Maxeon has an electronic file for the maintenance of business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions. Maxeon stores all supplier CMRTs and documents evidence of identified supplier 3TG sourcing risk. As contemplated by the OECD Guidance, Maxeon will maintain these records for at least five years. The Service Provider also is requested to maintain records in its possession for at least five years.

3TG Risk Management

Maxeon obtained information on 3TG sourcing risk from a variety of sources, including the Service Provider. Maxeon further used the CMRT responses to identify 3TG sourcing risk. Given Maxeon’s position in the 3TG supply chain, it believes that this is the most efficient means for identifying 3TG sourcing risk.

Supply chain managers within Maxeon worked with the compliance team to identify 3TG sourcing concerns and determine risk mitigation efforts. The compliance team reported aggregated risk findings to and the contents of this Conflict Minerals Report are shared with Maxeon’s executive management.

Maxeon determines on a case-by-case basis the appropriate risk mitigation strategy for any identified risks. Potential outcomes under Maxeon’s risk mitigation strategy include continuing to work with the supplier while risks are addressed or reassessing the relationship with the supplier.

As part of its risk mitigation, in 2023 Maxeon sent letters to several suppliers sourcing from SORs that were not Conformant. Under Maxeon’s risk management framework, to the extent that risks require mitigation, Maxeon monitors and tracks the performance of the risk mitigation efforts and reports these efforts to appropriate senior oversight personnel.

Utilization of Independent Third-Party Audits

To the extent that SORs are identified, Maxeon primarily utilizes information made available by the RMI concerning independent third-party audits and Conformant status. Maxeon also relies on audits performed by the LBMA and the RJC.

Report on Supply Chain Due Diligence

Maxeon files a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and makes these filings available on its investor relations website.

Findings Concerning Smelters and Refiners and Country of Origin Information

For 2023, Maxeon surveyed 40 Suppliers as part of its due diligence around 3TG and received CMRTs from 78% of those Suppliers in response to its outreach. The CMRT declarations received identified 62 SORs that processed or may have processed 3TG contained in Maxeon’s in-scope products. Many Suppliers provided company-level declarations. Therefore, the list of processing facilities disclosed below may over-represent the number of 3TG processing facilities in Maxeon’s supply chain.

In brief, as indicated in the table below:
•62 SORs were identified by the Suppliers.
•100% of SORs were listed as Conformant (as defined below).

In connection with Maxeon’s RCOI or due diligence, as applicable, the Suppliers identified to Maxeon the facilities listed below as potentially having processed the necessary 3TG contained in Maxeon’s in-scope products in 2023 (table information is as of May 16, 2024; see the notes following the table for additional information concerning the information presented in the table).

Metal	Smelter Name	Country Name	Status
Gold	Aida Chemical Industries Co., Ltd.	Japan	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	Conformant
Gold	Asahi Pretec Corp.	Japan	Conformant
Gold	Dowa	Japan	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	Conformant

Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	Conformant
Gold	LS MnM Inc.	Korea, Republic of	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Gold	Metalor USA Refining Corporation	United States	Conformant
Gold	Mitsubishi Materials Corporation	Japan	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Gold	MKS PAMP SA	Switzerland	Conformant
Gold	Nihon Material Co., Ltd.	Japan	Conformant
Gold	Royal Canadian Mint	Canada	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	China	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
Gold	Solar Applied Materials Technology Corp.	Taiwan	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	Conformant
Gold	United Precious Metal Refining, Inc.	United States	Conformant
Gold	Valcambi S.A.	Switzerland	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
Tin	Alpha	United States	Conformant
Tin	Aurubis Beerse	Belgium	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	Dowa	Japan	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Metallic Resources, Inc.	United States	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant

Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Sariwiguna Binasentosa	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	Conformant
Tin	Rui Da Hung	Taiwan	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Conformant
Tin	Tin Technology & Refining	United States	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant

a.“Conformant” means that a SOR has successfully completed an assessment against the applicable Responsible Minerals Assurance Process (“RMAP”) standard or an equivalent cross-recognized assessment. Included SORs were not necessarily Conformant for all or part of 2023 and may not continue to be Conformant for any future period.

b.“Active” means that the SOR is currently engaged in the RMAP but a conformance determination has yet to be made.

c.“Smelter Look-up List Tab Only” means that a SOR is listed on the Smelter Look-up list tab of the CMRT, but is not listed as “Conformant” or “Active.” The RMI notes on its website that the operational impacts of COVID-19 have led to postponements of some RMAP assessments. The RMI website also notes that, due to the eligibility criteria for an RMAP assessment, SORs are sometimes removed from the Conformant list because they are no longer operational and not because they are non-conformant to the standard.

d.SOR status reflected in the table is based solely on information made publicly available by the RMI, without independent verification by Maxeon.

e.Country location is the location of the SOR and is based solely on information made publicly available by the RMI, without independent verification by Maxeon.

Country of Origin Information

Maxeon has endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by requiring that the Suppliers provide it with completed CMRTs and through the other measures described in this Conflict Minerals Report. Where a SOR has been identified that is not Conformant, Maxeon or the Service Provider also has reviewed public information, to the extent available, to try to determine the mine or location of origin of the 3TG processed by the SOR.

The countries of origin of the 3TG processed by SORs listed above may have included countries listed below (as well as possibly other countries).

Argentina	Ethiopia	Mali	Saudi Arabia
Australia	Fiji	Mauritania	Senegal
Austria	Finland	Mexico	Serbia
Azerbaijan	France	Mongolia	Sierra Leone
Benin	Georgia	Morocco	South Africa
Bolivia	Ghana	Mozambique	Spain
Botswana	Guatemala	Myanmar	Sudan
Brazil	Guinea	Namibia	Suriname
Burkina Faso	Guyana	New Zealand	Sweden
Burundi*	Honduras	Nicaragua	Tanzania*
Cambodia	Indonesia	Niger	Thailand
Canada	Japan	Nigeria	Turkey
Chile	Kazakhstan	Oman	Uganda*
China	Kenya	Panama	United Kingdom
Colombia	Korea, Republic of	Papua New Guinea	United States of America
Côte d'Ivoire	Kyrgyzstan	Peru	Uzbekistan
Democratic Republic of the Congo*	Laos	Philippines	Vietnam
Dominican Republic	Liberia	Portugal	Zambia*

Ecuador	Madagascar	Russia	Zimbabwe
Egypt	Malaysia	Rwanda*

* Represents a Covered Country.

The 3TG processed by the identified SORs also may have originated in whole or in part from recycled or scrap sources.

Due Diligence Improvement Measures

Maxeon intends to further improve its due diligence measures for 2024 in order to mitigate the risk that the necessary 3TG in its in-scope products benefit armed groups by taking the following steps, among others:

a.Continue to alert suppliers when Maxeon obtains information that a 3TG SOR is believed to be irresponsibly sourcing 3TG.
b.Request that suppliers who have identified non-Conformant or high-risk SORs require their upstream suppliers to find alternative sources of 3TG or require certification of the SORs in their supply chains.
c.Review our 3TG compliance program for potential additional enhancements, in particular ways to enhance supplier engagement.

The foregoing steps are in addition to the other steps that Maxeon took for 2023 described earlier in this Conflict Minerals Report.